Exhibit 99.2

Perma-Fix Announces Pricing of $20.0 Million

Public Offering of Common Stock

Atlanta, GA – May 15, 2026 (GLOBE NEWSWIRE)– Perma-Fix Environmental Services, Inc. (Nasdaq: PESI) (“Perma-Fix” or the “Company”) today announced the pricing of its previously announced underwritten public offering of 2,285,714 shares of its common stock at a price to the public of $8.75 per share. Perma-Fix expects the gross proceeds from the offering to be approximately $20.0 million before deducting the underwriting discount and other estimated offering expenses. In connection with the offering, Perma-Fix has granted the underwriter a 30-day option to purchase up to 342,857 additional shares of its common stock at the public offering price, less the underwriting discount. The offering is expected to close on or about May 18, 2026, subject to the satisfaction of customary closing conditions.

Perma-Fix intends to use the net proceeds from the offering to fund (i) costs relating to capacity upgrades at its Perma-Fix Northwest Richland facility, (ii) continued R&D and development relating to its patent-pending Perma-FAS process for the destruction of PFAS; and (iii) general corporate and working capital purposes.

Craig-Hallum is acting as sole managing underwriter for the offering.

The shares described above are being offered by Perma-Fix pursuant to a shelf registration statement on Form S-3 (File No. 333-283555), including a base prospectus, that was filed with the Securities and Exchange Commission (SEC) and declared effective on December 12, 2024. The offering is being made only by means of a prospectus supplement, and the accompanying prospectus that will form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC on May 14, 2026. The final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 323 N Washington Ave., Suite 300, Minneapolis, MN 55401, by telephone at (612) 334-6300 or by email at prospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Perma-Fix

Perma-Fix is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the U.S. Department of Energy (“DOE”), the U.S. Department of War (“DOW”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOW and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects” and similar expressions. Forward-looking statements include, but are not limited to: market conditions that may affect the timing, terms or conditions of the offering; the Company’s successful completion of the offering; the Company’s ability to satisfy the closing conditions related to the offering and the overall timing and completion of such closing and the use of the net proceeds of the offering; outlook for 2026; step up of activity beginning second quarter, Hanford opportunities; Nuclear Services, and PFAS destruction; expand treatment capacity of Perma-Fix Northwest; grouting opportunities; converting multi-year investment cycle into improved operating performance; quarterly variability in timing of government programs and customer shipments; positioned to deliver improved performance beginning in the second quarter, through the balance of 2026; and value of the contract with Lawrence Livermore National Laboratory. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; acceptance of our technology; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; Congress fails to provides funding for the DOW’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2025 Form 10-K and Form 10-Q for quarter ended March 31, 2026. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Contacts

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316